CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Calvert Cash Reserves

     We consent to the incorporation by reference in Post-Effective Amendment No. 22 to the Registration Statement of Calvert Cash Reserves on Form N-1A (File Numbers 2-76527 and 811-3418) of our report dated November 7, 1997 on our audit of the financial statements and financial highlights of Institutional Prime Fund, which report is included in the Annual Report to Shareholders for the year ended September 30, 1997 which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the caption "Independent Accountants and Custodians" in the Statement of Additional Information.

COOPERS & LYBRAND L.L.P.
Baltimore, Maryland
January 21, 1998